     As filed with the Securities and Exchange Commission on July 15, 1998

                                                        Registration No. 33-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           _________________________

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                              ____________________


                            KOPPERS INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


              Pennsylvania                           25-1588399
     (State or other jurisdiction                (I.R.S. Employer
   of incorporation or organization)           Identification Number)

           436 Seventh Avenue                        15219-1800
        Pittsburgh, Pennsylvania                     (Zip Code)
          (Address of Principal
           Executive Offices)


             KOPPERS INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE PLAN
                           (Full title of the plan)
                              ____________________


           Walter W. Turner
President and Chief Executive Officer                  Copy to:
       Koppers Industries, Inc.              Clayton A. Sweeney, Esquire
          436 Seventh Avenue          Sweeney Metz Fox McGrann & Schermer L.L.C.
 Pittsburgh, Pennsylvania  15219-1800             11 Stanwix Street
             (412) 227-2001                  Pittsburgh, Pennsylvania  15222
     (Name, address, and telephone                    (412) 918-1100
     number, including area code,
        of agent for service)


                        CALCULATION OF REGISTRATION FEE

                                              Proposed            Proposed
Title of                     Amount           Maximum              Maximum            Amount of
Securities to                 To Be        Offering Price         Aggregate          Registration
Be Registered(1)           Registered       Per Share(2)      Offering Price(2)         Fee(3)
==================================================================================================
Common Stock, $.01 par       250,000          $16.15            $4,037,500.00            $0.24
 value..................
==================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Koppers Industries, Inc. Employee Stock Purchase Plan described herein.

(2) Provided solely for the purpose of calculating the registration fee.

(3) The book value per share is $ -.90 as of May 31, 1998, and there is currently no public market for the shares. Pursuant to Rule 457(f)(2) and communications with the Securities and Exchange Commission, Division of Corporation Finance, Office of Information and Analysis, the Registration Fee has been calculated by multiplying 250,000 shares to be registered by $.0033 (one-third of par value), which equals $825.00. The Registration Fee is further calculated based on $295.00 per $1,000,000 of the maximum aggregate offering price, as required by Section 6(b) of the Securities Act of 1933. $825.00 x (0.000295) equals $0.24, the Amount of Registration Fee.


The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION. *

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed by Koppers Industries, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement.

       (A) Company's Annual Report on Form 10-K (File No. 1-12716) for the fiscal year ended December 31, 1997.

       (B) Company's Quarterly Report on Form 10-Q (File No. 1-12716) for the quarter ended March 31, 1998. Company's Report on Form 8-KA (File No. 1-12716) dated January 28, 1998.

       (C) Not applicable.

       In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

       Pursuant to its Restated and Amended Articles of Incorporation, the Company is authorized to issue up to 37,000,000 shares of voting common stock, $.01 par value per share ("Voting Common Stock"), 3,000,000 shares of non-voting common stock, $.01 par value per share ("Non-Voting Common Stock" together with the Voting Common Stock, the "Common Stock") and 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"). As of June 30, 1998, an aggregate of 1,523,942 shares of Common Stock was outstanding and held of record by 158 stockholders. As of June 30, 1998, 2,288,481 shares of senior convertible Preferred Stock were outstanding. Holders of Voting Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The election of directors is controlled by the terms of the Stockholders' Agreement by and among Koppers Industries, Inc., Saratoga Partners III, L.P., and the Management Investors dated as of December 1, 1997, or any successor agreement entered into by the Company and a majority of its shareholders (the "Stockholders' Agreement"). Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights other than as set forth in the Stockholders' Agreement. The outstanding shares of Common Stock are, and the Shares offered by the Company in the offerings will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

       Moreover, as a condition to participating in and acquiring Shares of Common Stock of the Company through the Employee Stock Purchase Plan, each participant must: (i) agree in writing to be bound by the Stockholders' Agreement, (ii) execute a proxy appointing Walter W. Turner and Clayton A. Sweeney as their representatives for the term of the Stockholders' Agreement to vote on his or her behalf as a stockholder on any matter coming before the stockholders of the Company, and (iii) appoint Walter W. Turner and Clayton A. Sweeney as his or her attorneys-in-fact to execute the Stockholders' Agreement on his or her behalf and to sign, acknowledge, file and record any instrument under the laws of any federal or state governmental agency, or which they deem advisable to file.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Sweeney Metz Fox McGrann & Schermer L.L.C. of Pittsburgh, Pennsylvania, has been retained as outside counsel to the Company. Clayton A. Sweeney, a shareholder and Director of the Company, is also President of, and a member of, Sweeney Metz Fox McGrann & Schermer L.L.C. Mr. Sweeney is one of two Representatives of the Management Investors (as such term is defined in the Stockholders' Agreement) and, as such, was granted an irrevocable proxy for the term of the Stockholders' Agreement to vote the shares of the Management Investors.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Sections 1741 and 1742 of the Pennsylvania Business Corporation Law ("BCL") provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

       BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

       (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

       (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

       (3)  by the shareholders.

       Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

       BCL Section 1745 provides that expenses (including attorney's fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

       BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions are not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification is determined by a court to have constituted willful misconduct or recklessness.

       BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

       The Company's Articles of Incorporation and Bylaws provide for (i) indemnification of directors, officers, employees and agents of the Company and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, to the maximum extent permitted by the BCL. The Company also maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.  EXHIBITS.

       The Exhibits listed on the Index of Exhibits attached hereto are incorporated by reference and are part of this Registration Statement.

ITEM 9.  UNDERTAKINGS.

       (a) The undersigned Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the

  Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Pennsylvania on July 15, 1998.

                                         KOPPERS INDUSTRIES, INC.


                                       By:    /s/ Walter W. Turner
                                            ------------------------
                                           Walter W. Turner
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter W. Turner and Clayton A. Sweeney, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of July 15, 1998.

Name                         Title(s)
----                         --------

/s/ Walter W. Turner         President, Chief Executive
--------------------         Officer and Director
Walter W. Turner


/s/ Donald E. Davis          Vice President and
-------------------          Chief Financial Officer
Donald E. Davis


/s/ Robert K. Wagner           Chairman and Director
--------------------
Robert K. Wagner


/s/ Clayton A. Sweeney         Director
----------------------
Clayton A. Sweeney


/s/ Brooks C. Wilson           Director
--------------------
Brooks C. Wilson


/s/ N. H. Prater               Director
----------------
N. H. Prater


/s/ Charles P. Durkin, Jr.     Director
--------------------------
Charles P. Durkin, Jr.


/s/ Christian L. Oberbeck      Director
-------------------------
Christian L. Oberbeck

                               INDEX TO EXHIBITS
                               -----------------


Exhibit Number      Exhibit
--------------      -------


   4.1 Articles of Amendment of Koppers Industries, Inc. Restated and Amended Articles of Incorporation of Koppers Industries, Inc. (Incorporated by reference to respective exhibits to the Company's Registration Statement on Form S-8 filed December 22, 1997 in connection with the Company's Employee Stock Redemption and Purchase Plan).

   4.2              Restated and Amended Bylaws of Koppers Industries, Inc.
                    (Incorporated by reference to respective exhibits to the Company's Registration Statement on Form S-8 filed December 22, 1997 in connection with the Company's Employee Stock Redemption and Purchase Plan).

   4.3 Stockholders' Agreement by and among Koppers Industries, Inc., Saratoga Partners, III, L.P. and The Management Investors (Incorporated by reference to respective exhibits to the Company's Registration Statement on Form S-8 filed December 22, 1997 in connection with the Company's Employee Stock Redemption and Purchase Plan).

   4.4              Koppers Industries, Inc. Employee Stock Purchase Plan

   5.1 Opinion of Counsel regarding legality of securities to be offered

   15.1             Not applicable

   23.1             Consent of Counsel
                    (included in Exhibit 5.1)

   23.2             Consent of Ernst & Young, Sydney, Australia

   23.3             Consent of Ernst & Young LLP, Pittsburgh, Pennsylvania

   24.1             Power of Attorney (See page 5 of this Registration
                    Statement)

   99.1             Not applicable